                                                                      Exhibit 12



                  SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                                        Nine
                                        Months
                                        Ended
                                     September 30,                  Years Ended December 31
                                       2004           2003        2002           2001         2000      1999
                                       ----           ----        ----           ----         ----      ----
(Loss)/Income Before
    Income Taxes                     $   (140)        $(46)      $ 2,563        $2,523       $3,188    $2,795
Less:  Equity Income                      249           54             -             -            -         -
                                     --------         ----       -------        ------       ------    ------
(Loss)/Income Before
    Income Taxes and Equity
    Income                               (389)        (100)        2,563         2,523        3,188     2,795
Add Fixed Charges:
 Preference Dividends                      15            -             -             -            -         -
 Interest Expense                         130           81            28            40           44        29
 One-third of Rental
    Expense                                24           30            27            24           24        22
 Capitalized Interest                      14           11            24            25           20        12
                                     --------         ----       -------        ------       ------    ------
 Total Fixed Charges                      183          122            79            89           88        63
Less:  Capitalized Interest                14           11            24            25           20        12
Less:  Preference Dividends                15            -             -             -            -         -
Add:   Amortization of
          Capitalized Interest              8            9             8             7            7         7
Add:  Distributed Income of
             Equity Investees              146          32             -             -            -         -
                                     --------         ----       -------        ------       ------    ------
(Loss)/Earnings Before
   Income Taxes and
   Fixed Charges
   (other than Capitalized
    Interest)                        $    (81)        $ 52       $ 2,626        $2,594       $3,263    $2,853
                                     ========         ====       =======        ======       ======    ======
Ratio of Earnings to Fixed
Charges                                  (0.4)*        0.4 **       33.2          29.1         37.1      45.3
                                     ========         ====       =======        ======       ======    ======

* For the nine months ended September 30, 2004, earnings were insufficient to cover fixed charges by $264.

** For the year ended December 31, 2003, earnings were insufficient to cover fixed charges by $70.

"Earnings" consist of (loss)/income before income taxes and equity income, plus fixed charges (other than capitalized interest and preference dividends), amortization of capitalized interest and distributed income of equity investee. "Fixed charges" consist of interest expense, capitalized interest, preference dividends and one-third of rentals which Schering-Plough believes to be a reasonable estimate of an interest factor on leases.